UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2008

Gateway Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	000-33223	56-2264354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1580 Laskin Road, Virginia Beach, Virginia	23451
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   757-422-4055

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

          On September 10, 2008, Gateway Financial Holdings, Inc. (the "Corporation"), the holding company for Gateway Bank & Trust Co. (the "Bank") announced that the Corporation was recognized as one of the nation's top performing small-cap financial institutions by leading investment banking firm Sandler O'Neill.

          Sandler O'Neill first created the Sm-All Stars list in 2004. To create the list, they evaluate all 574 publicly traded banks and thrifts with a market cap of less than $2 billion. Their analysis focuses on growth, profitability, credit quality and capital strength. By coming up with the top companies, Sandler O'Neill provides investors with a starting point from which to identify the next leading mid-cap banks and thrifts, and gives the companies exposure before they are discovered by others.

          To achieve Sm-All Star status, a bank or thrift needs to be at or above the peer median for these financial variables: growth trends in earnings per share, loans, and deposits; profitability measured in terms of return on average equity; asset quality measured in terms of nonperforming assets to loans plus OREO ratio and net charge-off ratio; reserve to nonperforming assets ratio; and, they must be considered "Well Capitalized" per the Tier 1 risk-based capital ratio.

          The Bank is a regional community bank with a total of thirty-seven full-service financial centers - twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and sixteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, Wake Forest and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. Visit the Bank's web site at www.gatewaybankandtrust.com.

          The Common Stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS.

Item 9.01(d): Exhibits

Exhibit 99.1: Press release

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gateway Financial Holdings, Inc. (Registrant)
September 11, 2008 (Date)	/s/ THEODORE L. SALTER Theodore L. Salter Senior Executive Vice President and Chief Financial Officer